Item 1. Schedule of Investments:

Putnam Europe Equity Fund

The fund's portfolio

9/30/05 (Unaudited)
COMMON STOCKS (99.0%)(a)

	Shares	Value

Belgium (7.7%)
InBev NV	241,925	$9,597,892
KBC Groupe SA	153,485	12,470,764
Mobistar SA	102,696	8,467,922
Solvay SA	34,473	4,020,659
Umicore NV/SA	60,770	6,648,185
		41,205,422

Denmark (1.7%)
TDC A/S	170,600	9,207,019

Finland (3.2%)
Nokia OYJ	690,850	11,609,506
Orion-Yhtymae OYJ Class B	260,200	5,818,599
		17,428,105

France (18.3%)
Autoroutes du Sud de la France (ASF)	76,650	4,449,136
BNP Paribas SA	133,664	10,191,596
Business Objects SA (NON)	123,879	4,263,547
Christian Dior SA	60,783	5,030,254
Credit Agricole SA	301,213	8,859,939
France Telecom SA	372,253	10,716,174
France Telecom SA 144A (NON)	139,939	4,028,472
Renault SA	91,905	8,730,368
Renault SA 144A	5,360	509,165
Schneider Electric SA	47,182	3,736,878
Total SA	46,371	12,694,945
Veolia Environnement	290,918	12,313,135
Vivendi Universal SA	393,806	12,893,752
		98,417,361

Germany (8.9%)
BASF AG	212,300	16,021,071
Henkel KGaA	35,888	3,055,232
Henkel KGaA (Preference) (S)	32,900	3,001,144
Hypo Real Estate Holding	214,047	10,889,020
Schwarz Pharma AG	66,300	4,096,138
Schwarz Pharma AG 144A (NON)	16,200	1,000,866
Siemens AG	123,580	9,556,791
		47,620,262

Ireland (2.8%)
Allied Irish Banks PLC	270,722	5,776,490
CRH PLC	227,741	6,190,917
Iaws Group PLC	192,627	2,798,153
		14,765,560

Italy (1.6%)
Mediaset SpA	731,227	8,678,310

Netherlands (10.3%)
ING Groep NV	277,733	8,296,521
Koninklijke (Royal) KPN NV	512,475	4,608,703
Koninklijke (Royal) KPN NV 144A	592,887	5,331,851
Royal Dutch Shell PLC Class A	746,364	24,715,907
Royal Dutch Shell PLC Class B	156,108	5,406,810
SBM Offshore NV	86,488	7,235,733
		55,595,525

Norway (2.4%)
Norsk Hydro ASA	63,563	7,143,991
Smedvig ASA Class A	238,400	5,866,969
		13,010,960

Spain (3.4%)
Iberdrola SA	218,093	6,112,683
Repsol YPF SA	371,425	12,071,417
		18,184,100

Sweden (6.7%)
Assa Abloy AB Class B	700,600	9,927,879
Hennes & Mauritz AB Class B	111,490	3,989,360
Nordea AB	834,500	8,369,515
SKF AB Class B	438,460	5,730,910
Telefonaktiebolaget LM Ericsson AB Class B	2,203,935	8,071,559
		36,089,223

Switzerland (13.5%)
Credit Suisse Group	341,188	15,168,029
Novartis AG	369,602	18,825,643
Roche Holding AG	112,001	15,624,005
Swatch Group AG (The) Class B	18,088	2,502,204
Swiss Re (NON)	94,635	6,240,961
Zurich Financial Services AG (NON)	83,836	14,342,337
		72,703,179

United Kingdom (18.5%)
AstraZeneca PLC	151,967	7,083,260
Barclays PLC	924,218	9,367,686
Burberry Group PLC	43,405	331,686
Enterprise Inns PLC	356,754	5,316,699
GlaxoSmithKline PLC	430,165	10,972,450
Imperial Tobacco Group PLC	177,829	5,108,482
Punch Taverns PLC	388,251	5,494,218
Reckitt Benckiser PLC	330,855	10,107,257
Royal Bank of Scotland Group PLC	289,249	8,232,490
Royal Bank of Scotland Group PLC 144A	117,508	3,344,466
Tesco PLC	2,210,517	12,102,018
Vodafone Group PLC	8,501,026	22,180,261
		99,640,973

Total common stocks (cost $441,508,711)		$532,545,999

SHORT-TERM INVESTMENTS (1.2%)(a)

	Principal amount/Shares	Value

Short-term investments held as collateral for loaned securities with yields
ranging from 3.2% to 3.8% and due date of October 3, 2005 (d)	$2,828,736	$2,827,984
Putnam Prime Money Market Fund (e)	3,334,872	3,334,872
U.S. Treasury Bill zero %, November 3, 2005 (SEG)	400,000	398,869

Total short-term investments (cost $6,561,725)		$6,561,725

TOTAL INVESTMENTS

Total investments (cost $448,070,436) (b)		$539,107,724

Putnam Europe Equity Fund
FUTURES CONTRACTS OUTSTANDING at 9/30/05 (Unaudited)

	Number of		Expiration	Unrealized
	contracts	Value	date	appreciation

Dow Jones Euro Stoxx 50 (Long)	64	$ 2,650,944	Dec-05	$76,260
FTSE 100 Index (Long)	23	2,231,353	Dec-05	49,361

Total				$125,621

NOTES

(a) Percentages indicated are based on net assets of $537,750,796.

(b) The aggregate identified cost on a tax basis is $451,365,163, resulting in gross unrealized appreciation and depreciation of $92,832,475 and $5,089,914, respectively, or net unrealized appreciation of $87,742,561.

(NON) Non-income-producing security.

(S) Securities on loan, in part or in entirety, at September 30, 2005.

(SEG) This security was pledged and segregated with the custodian to cover margin requirements for futures contracts at September 30, 2005.

(d) The fund may lend securities, through its agents, to qualified borrowers in order to earn additional income. The loans are collateralized by cash and/or securities in an amount at least equal to the market value of the securities loaned. The market value of securities loaned is determined daily and any additional required collateral is allocated to the fund on the next business day. The risk of borrower default will be borne by the fund’s agents; the fund will bear the risk of loss with respect to the investment of the cash collateral. Income from securities lending is included in investment income on the statement of operations. At September 30, 2005, the value of securities loaned amounted to $2,693,219. The fund received cash collateral of $2,827,984 which is pooled with collateral of other Putnam funds into 2 issues of high-grade, short-term investments.

(e) Pursuant to an exemptive order from the Securities and Exchange Commission, the fund invests in Putnam Prime Money Market Fund, an open-end management investment company managed by Putnam Investment Management, LLC ("Putnam Management"), the fund's manager, an indirect wholly-owned subsidiary of Putnam, LLC. Management fees paid by the fund are reduced by an amount equal to the management and administrative fees paid by Putnam Prime Money Market Fund with respect to assets invested by the fund in Putnam Prime Money Market Fund. Income distributions earned by the fund totaled $64,502 for the period ended September 30, 2005. During the period ended September 30, 2005, cost of purchases and cost of sales of investments in Putnam Prime Money Market Fund aggregated $40,318,690 and $47,355,570, respectively.

At September 30, 2005, liquid assets totaling $4,882,295 have been designated as collateral for open futures contracts.

144A after the name of a security represents those exempt from registration under Rule 144A of the Securities Act of 1933. These securities may be resold in transactions exempt from registration, normally to qualified institutional buyers.

The fund had the following industry group concentrations greater than 10% at September 30, 2005 (as a percentage of net assets):

Banking	14.4%
Pharmaceuticals	11.8
Oil and gas	11.5

Security valuation Investments for which market quotations are readily available are valued at the last reported sales price on their principal exchange, or official closing price for certain markets. If no sales are reported -- as in the case of some securities traded over-the-counter -- a security is valued at its last reported bid price. Many securities markets and exchanges outside the U.S. close prior to the close of the New York Stock Exchange and therefore the closing prices for securities in such markets or on such exchanges may not fully reflect events that occur after such close but before the close of the New York Stock Exchange. Accordingly, on certain days, the fund will fair value foreign securities taking into account multiple factors, including movements in the U.S. securities markets. The number of days on which fair value prices will be used will depend on market activity and it is possible that fair value prices will be used by the fund to a significant extent.

Securities quoted in foreign currencies, if any, are translated into U.S. dollars at the current exchange rate.

Short-term investments having remaining maturities of 60 days or less are valued at amortized cost, which approximates fair value.

Other investments, including certain restricted securities, are valued at fair value following procedures approved by the Trustees. Such valuations and procedures are reviewed periodically by the Trustees.

Futures and options contracts The fund may use futures and options contracts to hedge against changes in the values of securities the fund owns or expects to purchase. The fund may also write options on swaps or securities it owns or in which it may invest, or swaps, to increase its current returns.

The potential risk to the fund is that the change in value of futures and options contracts may not correspond to the change in value of the hedged instruments. In addition, losses may arise from changes in the value of the underlying instruments, if there is an illiquid secondary market for the contracts, or if the counterparty to the contract is unable to perform. Risks may exceed amounts recognized on the statement of assets and liabilities. When the contract is closed, the fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Realized gains and losses on purchased options are included in realized gains and losses on investment securities. If a written call option is exercised, the premium originally received is recorded as an addition to sales proceeds. If a written put option is exercised, the premium originally received is recorded as a reduction to cost of investments.

Futures contracts are valued at the quoted daily settlement prices established by the exchange on which they trade. The fund and the broker agree to exchange an amount of cash equal to the daily fluctuation in the value of the futures contract. Such receipts or payments are known as “variation margin.” Exchange traded options are valued at the last sale price, or if no sales are reported, the last bid price for purchased options and the last ask price for written options. Options traded over-the-counter are valued using prices supplied by dealers. Futures and written option contracts outstanding at period end, if any, are listed after the fund’s portfolio.

For additional information regarding the fund please see the fund's most recent annual or semiannual shareholder report filed on the Securities and Exchange Commission's Web site, www.sec.gov, or visit Putnam's Individual Investor Web site at www.putnaminvestments.com

Item 2. Controls and Procedures:

(a) The registrant's principal executive officer and principal financial officer have concluded, based on their evaluation of the effectiveness of the design and operation of the registrant's disclosure controls and procedures as of a date within 90 days of the filing date of this report, that the design and operation of such procedures are generally effective to provide reasonable assurance that information required to be disclosed by the registrant in this report is recorded, processed, summarized and reported within the time periods specified in the Commission's rules and forms.

(b) Changes in internal control over financial reporting: Not applicable

Item 3. Exhibits:

A separate certification for each principal executive officer and principal financial officer of the registrant as required by Rule 30a-2 under the Investment Company Act of 1940, as amended, are filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 and the Investment Company Act of 1940, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NAME OF REGISTRANT

By (Signature and Title): /s/ Michael T. Healy Michael T. Healy Principal Accounting Officer Date: November 29, 2005

Pursuant to the requirements of the Securities Exchange Act of 1934 and the Investment Company Act of 1940, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By (Signature and Title):

/s/ Charles E. Porter
Charles E. Porter
Principal Executive Officer

Date: November 29, 2005

By (Signature and Title):

/s/ Steven D. Krichmar
Steven D. Krichmar
Principal Financial Officer

Date: November 29, 2005